                                                                      EXHIBIT 99

NEWS RELEASE                                                      (TENNECO LOGO)


Contacts:         Jane Ostrander
                  Media Relations
                  847 482-5607
                  jostrander@tenneco.com

                  Leslie Hunziker
                  Investor Relations
                  847 482-5042
                  lhunziker@tenneco.com


                         TENNECO ANNOUNCES CEO DEPARTURE
      BOARD OF DIRECTORS ESTABLISHES INTERIM OFFICE OF THE CHIEF EXECUTIVE

Lake Forest, Illinois, July 11, 2006 -- Tenneco Inc. (NYSE: TEN) announced today that Mark P. Frissora, chairman, CEO and president, is leaving Tenneco to become chief executive officer of Hertz Corporation and a member of the company's board of directors. His resignation from Tenneco is effective July 19, 2006.

The Tenneco Board of Directors has established a search committee to consider both internal and external candidates and anticipates naming a replacement for Mark Frissora within the next several months. In the interim, the board has established an office of the chief executive to assume the responsibilities of the chief executive officer. In addition, Paul T. Stecko, lead director of Tenneco's Board of Directors, will become non-executive chairman of the board on an interim basis. Mr. Stecko has been Chairman and CEO of Packaging Corporation of country-regionplaceAmerica since 1999 and has served on the Tenneco board since 1998.

The office of the chief executive will be comprised of Timothy R. Donovan, executive vice-president, strategy and business development and general counsel; Hari N. Nair, executive vice president and managing director, Europe, South America and India; Kenneth Trammell, executive vice president and chief financial officer; and Neal R. Yanos, senior vice president and general manager, North American original equipment ride control and aftermarket.

"I am very proud of what the Tenneco team has achieved since becoming a stand-alone company in 1999. This experienced and cohesive management team has successfully led Tenneco to become one of the best performing companies in the auto supply sector," said Mark P. Frissora. "Tenneco has the right strategies in place to continue winning new business and growing the top-line while maintaining a culture of continuous improvement and operational excellence."

"On behalf of the Tenneco Board of Directors, I thank Mark for his contributions and outstanding leadership over the years," said Paul Stecko. "Mark leaves a much stronger company - financially and operationally - since assuming leadership in 1999. We're disappointed with his departure but certainly appreciate his desire to pursue this opporutnity. Tenneco has a strong senior management team and I am confident that the transition to new leadership will proceed smoothly."

                                     -More-

INTERIM OFFICE OF THE CHIEF EXECUTIVE:

TIMOTHY R. DONOVAN, executive vice president, is responsible for Tenneco's strategic planning and business development activities including potential new joint ventures, strategic alliances, market expansion and acquisitions. He also serves as the company's general counsel and is a member of Tenneco's Board of Directors.

HARI N. NAIR, executive vice president, is responsible for all aspects of the company's original equipment and aftermarket businesses in Europe, South America and India. He also has previous experience in managing Tenneco's Asian operations.

KENNETH R. TRAMMELL, executive vice president and chief financial officer, is responsible for Tenneco's financial planning and analysis; accounting and reporting; and all tax, treasury and investor relations functions.

NEAL YANOS, senior vice president, is responsible for all aspects of the original equipment ride control and aftermarket businesses in North America including manufacturing, engineering, sales/marketing, finance and strategic planning, and business development.

The company will hold a conference call with investors on Thursday, July 13, 2006 at 9:00 a.m. CDT to discuss this leadership change. The dial-in number is 888-790-1408 (domestic) or 1-773-756-0157 (international). The pass code is TENNECO.

Tenneco is a $4.4 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.




                                       ###